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                                                               EXHIBIT (E)(III)

                             [LOGO(TM)] ENTERPRISE
                                 GROUP OF FUNDS


                       ENTERPRISE FUND DISTRIBUTORS, INC.
--------------------------------------------------------------------------------

        Atlanta Financial Center - 3343 Peachtree Road NE - Suite 450 -
                            Atlanta, GA 30326-1022
           (404) 261-1116 - Facsimile (404) 261-1118 - (800) 432-4320


Dear Soliciting Broker/Dealer:

         As the principal underwriter for The Enterprise Group of Funds, Inc., (hereinafter referred to as the "Fund"), we invite you to participate in the distribution of the $.10 par value capital stock of the Fund (hereinafter referred to as "the shares"), subject to the following terms:

         1. SALES: In all sales of the shares to the public, you shall act as dealer for your own account and in no transaction shall you have any authority to act as agent for the Fund, for us, or for any other dealer.

         2. PRICES: The Fund offers multiple classes of shares which include the ability of investors to purchase shares with a front-end sales charge ("Class A Shares"); shares subject to a contingent deferred sales charge ("Class B Shares and Class C Shares") and a distribution fee greater than that with respect to the Class A Shares; and as to institutional investors, shares sold without a CDSC with no distribution fee ("Class Y Shares") for large purchases. It is essential that the Dealer's employees assist the investor in making a decision in purchasing shares of the Fund in the class that best suits his or her particular situation. Relevant information which must be obtained by the Dealer before placing an order on behalf of the investor includes: 1) the specific purchase order dollar amount; 2) the length of time the investor expects to hold the shares; and 3) any other relevant circumstances, such as the availability of purchases under a Letter of Intent.

         THE DEALER AGREES THAT APPROPRIATE SUPERVISORY PERSONNEL WITHIN YOUR ORGANIZATION MUST ENSURE THAT ALL REGISTERED REPRESENTATIVES RECEIVING INVESTOR INQUIRIES ABOUT THE PURCHASE OF FUND SHARES MUST ADVISE THE INVESTOR OF THE AVAILABLE PRICING STRUCTURE OFFERED BY THE FUND AND THE IMPACT OF CHOOSING ONE METHOD OVER ANOTHER, INCLUDING BREAKPOINTS AND THE AVAILABILITY OF LETTERS OF INTENT. IN CERTAIN INSTANCES IT MAY BE APPROPRIATE FOR SUPERVISORY PERSONNEL TO DISCUSS A PURCHASE WITH THE INVESTOR.

         With respect to Class A Shares, Class B Shares, Class C Shares and Class Y Shares of the Fund, orders received from you will be accepted by the Fund at the public offering price applicable to each order. The minimum and maximum dollar purchase of Class A, Class B, Class C and Class Y Shares of the Fund by any person shall be the applicable minimum and maximum described in the then current Fund Prospectus, and no order for less or more than such amounts will be accepted hereunder. The public offering price shall be the net asset value per share as determined and effective as of the time specified in the then current Fund Prospectus. The procedures relating to the handling of orders shall be subject to instructions that we shall communicate from time to time to you. All orders are subject to acceptance or rejection by the Fund or its Transfer Agent in our sole discretion. The Fund and the Distributor reserve the right, without notice, to suspend or withdraw the offering of Class A, Class B, Class C and Class Y Shares entirely.


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         Class A Shares:

                                              SALES           DEALER           DISTRIBUTION
                  INVESTMENT AMOUNT           CHARGE          COMMISSION       FEE TO DEALER
                  -----------------           ------          ----------       -------------
                  Less than $100,000           4.75%             4.00%             0.30*
                  $100,000 up to $249,999      3.75%             3.00%             0.30*
                  $250,000 up to $499,999      2.50%             2.00%             0.30*
                  $500,000 up to $999,999      2.00%             1.50%             0.30*

         *No fee paid on Money Market Portfolio shares.

         Sales of $1,000,000 or more are subject to a CDSC for a two-year period following the initial purchase. The sales commission on such purchases will be 1% of the first $1,000,000 up to $4,999,999 of Class A Shares; 0.75 of 1% of the amounts from $5,000,000 to $19,999,999; plus 0.50 of 1% of amounts in excess of $20,000,000.

         In determining the amount of purchase of Class A Shares, the aggregate dollars being invested in all Portfolios excluding all dollars that have never been subject to a sales charge at one time or pursuant to a Letter of Intent by the investor, are aggregated to determine the applicable sales charge.

         An annual 0.30% Distribution Fee on sale of all Shares (with the exception of the Money Market Portfolio) will be paid following the anniversary date of the purchase.

         Class B: The Dealer concession on Class B Shares will be 4.00% of which amount 0.25% constitutes an advance by the Distributor of the service fee that would otherwise be payable during the first year subsequent to the sale of Class B Shares to Dealers who sell Class B Shares. An annual 0.25% Dealer Distribution reallowance on shares of each Portfolio (with the exception of the Money Market Portfolio) will be paid following the anniversary date of the purchase and is inclusive of the annual service fee referenced above. Class B Shares will convert to Class A Shares after eight (8) years.

         Class C: The Dealer concession on these Shares will be 1.0% of the total amount of Shares which have been sold and paid for during the period of which amount 0.25% on sale of all Shares (with the exception of the Money Market Portfolio) constitutes an advance by the Distributor of the service fee that would otherwise be payable during the first year subsequent to the sale of Class C Shares to Dealers who sell Class C Shares. A 1.0% annual Dealer Distribution reallowance on shares of each Portfolio (with the exception of the Money Market Portfolio) will be paid following the first year on the anniversary date of the purchase on a prorated quarterly basis (0.25%) and is inclusive of the annual service fee referred to above.

         Class Y Shares:  There is no sales commission on Class Y Shares.

         You acknowledge and understand that Class B Shares and Class C Shares may be subject to a CDSC payable to us as set forth in the Fund prospectus in effect at the time of the original purchase of such Class B Shares and Class C Shares from the Fund, and the repurchase price that will be paid by the Fund for such Class B Shares and Class C Shares will reflect the imposition of any such CDSC. If you act as agent for your customer in selling Class B Shares and Class C Shares to us, you agree not to charge your customer more than a fair commission for handling the transaction.

         We understand and agree that qualification of the shares for sale shall be our sole responsibility and that you assume no responsibility or obligation with respect to such eligibility. You understand and agree that your compliance with the requirements of the securities or "blue sky" laws in each jurisdiction with respect to your right to sell the shares in such jurisdiction shall be your sole responsibility.

         3. PAYMENT: Payment shall be made within three (3) business days to the transfer agent at the confirmed sales price to the public. We reserve the right to cancel any order for which payment has not been made within the third
(3rd) day.


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         4. ISSUANCE AND TRANSFER: Shares will not be issued until payment has been received by us. In order to avoid unnecessary delay, it is contemplated that the shares sold to you will be delivered in the name of your customer. Such delivery will be made promptly in accordance with your written transfer instructions.

         5. LIQUIDATION: In the redemption of any shares by the Fund, it is agreed that you will act only as agent for the holder of the shares and place the order for redemption only with us. All redemption orders will conform to liquidation provisions of the Fund as set out in the prospectus.

         6. RESTRICTIONS ON DEALER: You are not authorized, nor is any other person authorized or permitted, to give any information or make any representation concerning the shares other than those which are contained in the current prospectus and in such other printed information as may be subsequently issued by us as information supplemental to such prospectus and approved by us in writing for use in connection with such prospectus. You will not use the words "The Enterprise Group of Funds, Inc." or any approximation thereof, whether in writing, by radio or television, or in any other advertising media without our prior written approval.

         We agree to supply you with prospectuses in reasonable quantities as supplemental sales literature, sales bulletins, and other information as issued and approved by us. You agree not to use any other advertising or sales material relating to the sale of the Fund's shares unless approved in writing by us.

         You will comply with all applicable state and federal laws and with the rules and regulations of authorized regulatory agencies thereunder. You will not offer any of the shares for sale unless the shares are duly registered under the applicable state and federal statutes and the rules and regulations thereunder.

         Neither this agreement nor any monies due or to become due hereunder shall be assigned by you without our prior written approval.

         It is understood that you are not an agent for us, for the Fund or for any other dealer, and that you are not a partner, employee, or agent of ours.

         If you sell or offer for sale shares in the United States, you represent that you are and will remain a member in good standing of the National Association of Securities Dealers, Inc. And you agree to abide by all of its rules and regulations, including its Conduct Rules. Reference is hereby made to Conduct Rule 2830 of the National Association of Securities Dealers, Inc., which Rule is incorporated herein by references as set forth in full. Any breach of this Section will immediately and automatically terminate this agreement. You also represent that you are a properly registered broker or dealer under the Securities Exchange Act of 1934, and agree to notify us promptly of any change, termination, or suspension of membership in the National Association of Securities Dealers, Inc. You are responsible for supervision of your registered representatives and other associated persons which will enable you to ensure that your registered representatives and associated persons are in compliance with applicable securities laws, rules and regulations and statements of policy promulgated thereunder.

         If you do not sell or offer for sale shares in the United States, you agree to comply with the securities law of any jurisdiction in which you sell or offer for sale shares and agree to indemnify us for any violations of such laws. You agree that you will not sell in the United States unless you become a member of the National Association of Securities Dealers, Inc.

         You agree to indemnify and hold the Fund, its adviser, and distributor, harmless from any liabilities (and reasonable attorneys fees and court costs) that may result from your actions or omissions or those of your registered representatives and other associated persons.

         7. CANCELLATION: We each shall have the right to cancel this agreement at any time upon written or telegraph notice to the other.


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         8. MISCELLANEOUS: This agreement shall be governed in accordance with the laws of Georgia, and no modification hereof shall be valid unless it is in writing. This agreement supersedes and cancels all previous agreements between us, whether oral or written.

         Failure of either party to terminate this agreement upon occurrence of any event set forth in this agreement as a cause for termination shall not constitute a waiver of the right to terminate this agreement at a later time on account of such occurrence.

         All communications and notices to either party shall be sent to the address set out in this agreement or to such other address as each party may specify from time to time in writing.

Very truly yours,

ENTERPRISE FUND DISTRIBUTORS, INC.           BY:
ATLANTA FINANCIAL CENTER                         ------------------------------
3343 PEACHTREE ROAD NE
SUITE 450
ATLANTA, GEORGIA  30326-1022

         The undersigned hereby accepts your invitation to become a member of the selling groups referred to herein and agrees to abide by all of the foregoing terms and conditions. This ________ day of __________________, 19____.

                                    By:
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